FOR IMMEDIATE RELEASE: Media Contacts: Lani Hayward Umpqua Holdings Corporation 503-727-4132 lanihayward@umpquabank.com	Eve Callahan LANE 503-546-7867 eve@lanepr.com

UMPQUA HOLDINGS CORPORATION NAMES NEW CFO AND
EXECUTIVE VP TREASURER

Ron Farnsworth Promoted to Executive VP Chief Financial Officer
Neal McLaughlin Promoted to Executive VP Treasurer

PORTLAND, Ore. – Jan. 31, 2008 – Umpqua Holdings Corporation (NASDAQ: UMPQ), promoted Ron Farnsworth, its current senior vice president of financial integrity, to executive vice president chief financial officer, and Neal McLaughlin, its current senior vice president and controller, to executive vice president treasurer. Both appointments follow a search that included candidates from across the country. Located in Portland, Ore., Farnsworth and McLaughlin will report directly to CEO Ray Davis and begin operating under their new titles immediately.

“Ron and Neal bring a great depth of financial service knowledge and experience to Umpqua’s executive team,” said Ray Davis, president and CEO of Umpqua Bank. “They have both illustrated incredible skill during their tenure at Umpqua and I am confident that their industry expertise, complimented by their natural ability to lead, will well position Umpqua for future growth.”

For the past seven years, Farnsworth has administered Umpqua Holdings Corporation’s budgeting, forecasting, merger and acquisition modeling, investment management, interest rate risk modeling and corporate insurance management. In his new role as executive vice president chief financial officer, he will be responsible for all Umpqua Holdings Corporation financial and fiscal management operations.

Before coming to Umpqua, Farnsworth served as chief financial officer for Independent Financial Network and its largest subsidiary Security Bank, in Coos Bay, Ore. Farnsworth holds a Bachelor of Science degree in accounting from Portland State University.

McLaughlin has served as a member of Umpqua’s senior management team for nearly three years, where he has provided counsel on strategic planning, budgeting and merger and acquisition activities. As executive vice president treasurer, McLaughlin, CPA, will oversee Umpqua Holdings Corporation’s accounting, tax and financial reporting.

Prior to joining Umpqua, McLaughlin served as the chief financial officer for Albina Community Bancorp, and Centennial Bancorp, in Portland, Ore.; and Columbia Bancorp in The Dalles, Ore. McLaughlin holds a Bachelor of Science degree in accounting from University of Oregon.

About Umpqua Holdings Corporation
Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has 147 locations between Napa, Calif. and Bellevue, Wash., along the Oregon and Northern California Coast and in Central Oregon. Umpqua Holdings also owns a retail brokerage subsidiary Strand, Atkinson, Williams & York, Inc., which has locations in Umpqua Bank stores and in dedicated offices throughout Oregon and Southwest Washington. Umpqua Bank's Private Client Services Division provides tailored financial services and products to individual customers. Umpqua Holdings Corporation is headquartered in Portland, Ore. For more information, visit www.umpquaholdingscorp.com.

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